EXHIBIT 10.43

                       OPERATING AGREEMENT
                               OF
                   PAN GRANDE PIPELINE, L.L.C.
     THIS AGREEMENT is made and entered into by and between MIDCOAST HOLDINGS NO. ONE, INC. ("Midcoast"), a corporation organized under the laws of the State of Delaware which has its principal place of business at Houston, Texas, herein appearing by and through K. B. Holmes, Jr., its Vice President, duly authorized by resolution of its Board of Directors; and RESOURCE ENERGY DEVELOPMENT COMPANY, LLC ("Resource"), a Limited Liability Company organized under the laws of the State of North Carolina, which has its principal place of business at Houston, Texas, herein appearing by and through Chester R. Cloudt, Jr., its Senior Vice President, duly authorized by resolution of its Board of Members. Midcoast and Resource are hereafter sometimes referred to collectively as "Members" or individually as a "Member".
                      W I T N E S S E T H:
     WHEREAS, the Members constitute all of the members of Pan Grande Pipeline, L.L.C., a Texas Limited Liability Company (the "Company"), organized under the Texas Limited Liability Company Act, Tex.Rev.Civ.Stat.Ann.art. 1528n (Vernon Supp. 1993) (the "Texas Limited Liability Company Act"), as evidenced by Articles of Organization of the Company dated February 28, 1996, on which date the existence of such company began, as evidenced by the Certificate of Organization issued by the Secretary of State of the State of Texas; and
     WHEREAS, the Members have agreed to join together for the purpose of acquiring, owning and operating those certain natural gas gathering systems, pipelines and related equipment, all located within the State of Texas, as described in Exhibit "A" attached hereto, which may be amended from time-to-time.
     WHEREAS, the Members desire to enter into an operating agreement on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:
                            ARTICLE I
             FORMATION OF LIMITED LIABILITY COMPANY
Section 1.01. Formation of Limited Liability Company.
     (a) Midcoast and Resource have formed the Company for the limited purposes and scope set forth herein.
     (b) Except as expressly provided for herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Texas Limited Liability Act and any successor statute, as amended from time-to-time. All real and other property owned by the Company shall be deemed owned by the Company as an entity. A Member's interest in the Company shall be personal property for all purposes. The business and affairs of the Company shall be conducted solely in the name of the Company; and title to all Company property shall be taken solely in the name of the Company, unless all Members agree in writing otherwise.
Section 1.02. Scope of Company.
     (a) The operations of the Company shall be limited strictly to the following purposes: the purchase, sale and/or transportation of natural gas and the liquid components thereof (if any) and the acquisition, development, construction, ownership, management, operation and maintenance of the gas gathering systems, pipelines, and related equipment described in Exhibit "A" attached hereto (collectively, the "Systems"), and extensions of and improvements to the Systems.
     (b) The Company shall operate the Systems in accordance with the terms of this Agreement.
Section 1.03. Principal Place of Business. The principal place of business of the Company shall be 1100 Louisiana, Suite 2950, Houston, Texas 77002.
                           ARTICLE II

                 ACQUISITIONS OF THE SYSTEMS AND
                    EXTENSIONS TO THE SYSTEMS
Section 2.01. Systems Acquisition.
     The Company shall acquire the Systems by cash purchase from Seahawk Natural Gas Company, together with the Rights-of-Way and Permits described in Exhibits "A-1" through "A-6" attached hereto and the contracts pertaining to the Systems.
Section 2.02. Extensions and Other Improvements to the Systems. Acquisition of all permits, licenses, authorizations, approvals and rights-of-way required for the extension and/or improvements of the Systems will be obtained by the Manager but shall be taken in the name of the Company, unless otherwise approved by all the Members.
Section 2.03.  Contracts.
     The Manager (as designated in Section 3.01 hereof) will execute contracts for the purchase of construction services and materials required for any and all extensions of and improvements to the Systems. All of such contracts executed by the Manager shall be in the name of the Company, unless otherwise approved by the Members.
Section 2.04. Insurance.
     The Manager shall obtain and maintain such insurance coverage on behalf of the Company (whether under a separate policy issued in the name of the Company or as an additional insured under a policy issued in the name of the Manager or an affiliate of the Manager) as it, in its discretion, shall deem necessary but shall include:
     (a) Worker's compensation and employer's liability insurance in accordance with all applicable state and federal laws during such time or times that the Company has one or more employees and/or is doing business with an uninsured contractor;
     (b) General and umbrella liability insurance with a combined single limit of liability for bodily injury and property damage of not less than Five Million and No/100 Dollars ($5,000,000); and
     (c) Automobile public liability with a combined single limit of liability for bodily injury and property damage of not less than One Million and No/100 Dollars ($1,000,000).
     The cost of such coverages (which cost shall be at competitive rates and which cost shall be allocated on a fair and equitable basis to the Company where the Manager holds a blanket policy covering other property and activities in addition to the Company property and activities and where the Company is named as an additional insured on said policy) will be charged to the Company.

                           ARTICLE III
                      MANAGEMENT OF COMPANY
Section 3.01. Management of Company.
     (a) Midcoast is hereby designated as the initial Manager of the Company. After Midcoast, as the initial Manager, or any successor Manager, has served a term of two (2) years as Manager, the then non-managing Member which has the greatest percentage ownership in the Company shall have the right to succeed Midcoast or the then Manager, as applicable, at any time within, but not after, the six
          (6) month period immediately following the expiration of the two (2) year term, provided that ninety (90) days prior written notice is given to all Members by such non-managing Member and it can sufficiently demonstrate to the then Manager (which demonstration shall not be unreasonable) that it and/or its affiliate(s) has the capability of operating the Systems and performing with its own employees all functions of the Manager, and, further provided, that it and/or its affiliate(s) has (i) professional engineering employees, (ii) a federally and state approved drug and alcohol testing program, and
          (iii) employees with proven expertise in both state and federal regulatory and environmental affairs. In the event Midcoast or any successor Manager is not succeeded by a new Manager within the six (6) month period following the expiration of any two (2) year term as Manager, it shall then continue as Manager for another two (2) year term commencing as of the date of expiration of its preceding two (2) year term.
     (b) Upon the resignation of the Manager, a successor Manager shall be elected by the Members based upon the unanimous vote of all Members. Any successor Manager must own an interest in the Company unless the Members unanimously agree otherwise.
     (c) Except as otherwise provided in this Agreement, the overall management and conduct of the business affairs of the Company shall be vested in the Members. In this connection, it is understood and agreed:
          (i) The day-to-day operation of the Company shall be vested in the Manager; and
          (ii) All accounting functions of the Company, including the establishment of Company bank accounts, receipt of revenue and payment of obligations, and preparation of books, records and reports, shall be performed by the Manager.
     (d) Non-managing Members of the Company are not authorized to bind the Company.
Section 3.02.  Members' Designated Representatives.
     Wherever in this Agreement it is provided that any action may be taken only upon authorization or vote of the Members, it shall mean by the Member itself, acting by and through its president or other officer duly authorized by company resolution, or by any one or more of the persons specified as a Designated Representative for such Member in Section 10.01 hereof. Each Member represents and warrants to the other Members that each of its Designated Representatives have authority to act for and bind it with respect to any matter pertaining to the Company other than approval of any single expenditure by the Company which would require an additional capital contribution from the Member in excess of twenty-five thousand dollars ($25,000.00).
Section 3.03. Meetings.
     (a) Meetings of the Members of the Company may be called by any Member or one of its Designative Representatives on seven (7) days' notice to the other Members or one of its Designative Representatives. Any such notice shall state the date, place and time of the meeting. All meetings shall be held in Harris County, Texas, unless otherwise agreed upon by a majority vote of the Members. Meetings of the Company may be held upon less than seven (7) days' notice if waived by all the Members. Attendance by all Members at a gathering where Company business is discussed shall, for all purposes hereof, be deemed a Waiver of Notice unless expressly protested by any one or more Members during the conduct of the business discussion.
     (b) Each Member of the Company shall be entitled to one (1) vote (or fractional part thereof) for each one (1) percent ownership in the Company. Except where prohibited by law, any action, resolution, or decision adopted by the Members shall require a majority affirmative vote of Members holding more than fifty percent (50%) of the voting rights of the Company. Members are allowed to grant written proxies to any competent person of the age of majority authorizing said person to vote their vote(s).
     (c) In lieu of meetings of the Members, the Members may act or adopt resolutions by written consent of Member(s) holding a majority in voting rights of the Members. Meetings may be conducted by telephone. Members may attend meetings by telephone.
Section 3.04. Standard of Care.
     (a) The Manager shall perform all acts and things to be done by it in good and workmanlike manner in conformity with the usual practices of the natural gas gathering and pipeline industry and in accordance with all valid and applicable laws, rules and regulations of the governmental authorities.
     (b) The Manager shall be obligated to perform the responsibilities and the obligations of the Manager hereunder only to the extent that funds of the Company are available therefor. Notwithstanding any other provision hereof, the Manager shall be liable only for willful misconduct or breach of an express provision of this Agreement but in other respects shall not be liable for mistakes of judgment.
     (c) The Manager, the Members and the Designated Repre-sentatives shall, in good faith and at all times, conduct the business and affairs of the Company in a professional manner in order to maximize the economic benefit to the Company and each of the Members.
Section 3.05. Compensation of Manager.
     For the period of one (1) year from the date of closing of the purchase of the Systems, the Company shall pay to the Manager as compensation for its services the sum of three thousand dollars ($3,000.00) for each month the Systems, or any of them, are in operation. This compensation shall be called an Administrative Overhead Fee and shall be paid in advance on the first day of each month. At or near the expiration of the first one (1) year period of operations and annually thereafter, the Members shall redetermine the appropriate Administrative Overhead Fee to be paid to the Manager. The Administrative Overhead Fee shall be paid in lieu of reimbursing Manager for those costs and expenses incurred by it and any of its affiliates for their employees providing supervision and management, accounting, regulatory reporting, gas balancing and nominations, and contract negotiations and administration for the Company and the Systems. Thereafter, the Manager shall be compensated by the Company in a manner and in amounts to be determined by the Members upon recommendation by the Manager, which recommendation shall be accompanied by such accounting, financial and other data as shall be appropriate under the circumstances. The Administrative Overhead Fee shall expressly not include any costs of materials, equipment and supplies purchased or furnished by Manager solely for use by the Company; transportation of personnel while solely performing Company business; contract services (such as outside attorneys, accountants, landmen, etc.); utilities procured from outside services; all taxes levied or assessed against Company property; insurance premiums or allocations pertaining to Company property or business; permits, licenses and bond premiums; and all labor costs, whether for contract labor or Manager's employees while in the field. For construction projects, repairs and extensions of any of the Systems which will cost the Company twenty thousand dollars ($20,000.00) or more, the Manager shall receive an additional Administrative Overhead Fee of five percent (5%) of the actual cost of the project, repair or extension.
Section 3.06. Compensation of Members.
     Except as may be expressly provided for herein or hereafter approved by the Members, no payment will be made by the Company to any Member for the services of such Member, provided, however, any Members' direct, out-of-pocket costs incurred on behalf of the Company may, with prior approval of the Manager, be reimbursed.
Section 3.07. Approval of Contracts.
     Notwithstanding any other provisions of this Agreement to the contrary, the Manager shall not enter any contracts or amendments to contracts providing for the purchase, sale or transportation of gas by or for the account of the Company unless submitted to each Member or one or more of its Designated Representatives for approval. Approval shall be conclusively deemed given if no objection in writing is given to the Manager within one (1) business day after the receipt of such contract or amendment by such Member or one or more of its Designated Representatives.
Section 3.08. Limit on Expenditures.
     In the event any expenditure (other than for the acquisition of the Systems) is required for any item or materials in excess of Twenty Thousand and No/100 Dollars (20,000.00), the Manager shall have no authority to make such expenditure without the written consent of all Member representatives or Members; provided, however, that in case of explosion, fire, or emergencies of a similar nature, the Manager may take such steps and incur such expenses as, in its opinion, are required to deal with the emergency to safeguard life and property. The Manager, as promptly as possible, shall report the emergency to the other Members.
                           ARTICLE IV
                     OWNERSHIP AND FINANCING
Section 4.01. Initial Capital Contributions.
     The Members agree that their respective initial percentage of ownership in the Company shall be as follows: Midcoast - 50%, Resource - 50%. The Members agree to each make an initial capital contribution equal to twenty-five thousand dollars ($25,000.00), plus one-half (1/2) of the total purchase price of the Systems, except that if the Company obtains a bank loan that is guaranteed by both Resources and Midcoast in equal proportions (the "Bank Loan"), then the initial capital contribution of each of them shall only be twenty-five thousand dollars ($25,000.00), plus one-half (1/2) of the difference between (i) the total purchase of the Systems and (ii) the amount of the Bank Loan.
Section 4.02. Distributions.
     Except as provided in Sections 4.05 and 4.06 hereof, all Net Operating Revenue received from the operation of the Systems shall be distributed to the Members in accordance with their respective ownership interest in the Company at the time of distribution. Distributions to the Members of Net Operating Revenue shall be made monthly (unless otherwise agreed upon in writing by the Members) within sixty (60) days after the close of each calendar month.
"Net Operating Revenue", as used in this Agreement, is defined herein as gross revenues less direct costs, note payments, retained working capital, (such retained working capital shall at all times be fifty thousand dollars ($50,000.00) unless an increase or decrease is unanimously approved by all Members), and the Administrative Overhead Fee (as set forth in Section 3.04 hereof), but excluding any deduction of Federal or State Income Tax Expenses. The above costs or expenses deducted from gross revenues to determine Net Operating Revenue shall be paid as funds are available on a priority basis in the order listed above with direct costs, note payments, retained working capital, and the Administrative Overhead Fee is paid and/or funded before any distributions are made.
Section 4.03. Financing.
     (a) The sums of money required to operate the business and affairs of the Company shall be derived, first, from the Company Revenues. As used in this Agreement, the term "Company Revenues" means the total amounts received by the Company for the period indicated from operation of or sale of Company assets.
     (b) From time-to-time, there may be insufficient Company Revenues available for operation of the Company during the next 30 days. In such case, the Manager may require the Members to advance within ten (10) days after written request from the Manager, as an additional capital contribution, their share of estimated cash outlay for all purposes other than those authorized under Section
          4.04 hereof, as estimated by the Manager to be required during the next thirty (30) days; and the amounts so contributed shall be credited to the Members' respective capital accounts.
Section 4.04. Additional Facilities and Extensions to the Systems. Upon the unanimous approval of all Members, the Company may acquire or construct additional facilities or extensions to the Systems, and each Member shall pay an amount equal to their pro rata share of the capital costs for such additions or extensions, as an additional capital contribution, within twenty (20) days after the Manager shall in writing request the same.
Section 4.05. Failure to Make Capital Contributions.
     In the event a Member breaches this Agreement by failing to make a capital contribution required under Sections 4.03(b) or 4.04 hereof (a "Defaulting Member"), then unless otherwise agreed by and among those remaining Members who have made their required capital contribution (the "Non-Defaulting Members"), the Non-Defaulting Members shall, in proportion to their capital accounts, contribute a pro rata share of the contribution which such Defaulting Member failed to make, and thereafter all Net Operating Revenue from the operation of the Systems and all extensions or expansions thereto, as well as all gross revenues from sales of gathering systems and pipelines, and all additions or expansions thereto, as well as all gross revenues from sales of Company property, which would otherwise be distributed and paid to the Defaulting Members, in the same proportions in which the Non-Defaulting Members made the contribution which such Defaulting Member failed to make, until the Non-Defaulting Members collectively shall have recovered therefrom a sum of money equal to three (3) times the amount of such capital contribution which the Defaulting Member failed to make. The provisions of this Section 4.05 shall in no manner alter or limit all other remedies or rights available to the Non-Defaulting Members under this Agreement, at law, in equity or otherwise, for said breach.
4.06.  Special Allocations.
     It is anticipated that from time-to-time the Company will have opportunities to purchase and resell gas for its own account, rather than transporting such gas for a transportation fee. In those situations, the Members agree that the Net Operating Revenue received therefrom, after deducting an amount equal to what the transportation fee of the Company would have been if the gas had been only transported by the Company rather than being purchased and resold, shall be distributed to the Members in accordance with such agreement as the Members shall make at the time of the purchase and resale of such gas.
                            ARTICLE V
                           ACCOUNTING
Section 5.01. Tax Status.
     (a) Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the United States Internal Revenue Code of 1954; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members. At the request of any Member, the Company shall file an election under Section 754 of the United States Internal Revenue Code of 1954.
     (b) The Manager shall prepare or cause to be prepared all tax returns and statements, if any, which must be filed on behalf of the Company with any taxing authority and shall submit such returns and statements to all the Members for their approval and, upon approval by all the Members, make timely filing thereof.
     (c) For accounting and federal and state income tax purposes, except as herein otherwise specifically provided, all income, deductions, credits, gains and losses of the Company shall be allocated to the Members in proportion to their respective Company ownership interests in the Company; provided, however, in allocating depreciation, gain or loss on sales or assets, and investment tax credits, such depreciation, gains or losses, and investment tax credits will be based on the respective tax basis of assets contributed to the Company by each Member. Any item which is stipulated to be an expense of the Company under the terms of this Agreement or which would be so treated in accordance with generally accepted accounting principles, shall be treated as an expense of the Company for all purposes whether or not such item is deductible for purposes of computing net income for federal income tax purposes. Neither the allocations referred to in this section nor the utilization of varying tax basis as herein provided shall have any effect whatsoever upon any Member's ownership interest in the Company.
Section 5.02. Accounting.
     (a) The fiscal year of the Company shall end on the last day of December of each year.
     (b) The Manager shall prepare and furnish to the Members, within sixty (60) days after the close of each calendar month, statements showing the results of operation of the Company for such month. The Manager shall prepare and furnish to each of the Members, promptly after the close of each fiscal year, financial statements showing the financial condition and results of operation of the Company as of and for the 12-month period ending on the 31st day of December of the year.
     (c) Each Member shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of or extracts from the records of the Company. Such right may be exercised through any agent or employee of such Member designated by it or by an independent certified public accountant designated by such Member. The Manager shall reasonably cooperate in any such audit.

          Each Member shall bear all expenses incurred in any
          examination made for such Member's account.
                           ARTICLE VI
                  TERM, OPTIONS AND TERMINATION
Section 6.01. Term.
     The Company shall be in effect for a term beginning on the date hereof and shall continue until December 31, 2020, unless earlier terminated and liquidated in accordance with the provisions hereof. All provisions of this Agreement relative to termination and liquidation shall be cumulative; that is, the exercise of use of one of the provisions hereof shall not preclude the exercise or use of any other provision hereof.
Section 6.02. Events of Dissolution.
     The term "Event of Dissolution", as used hereunder, shall mean:
     (a) the dissolution or termination of any person, company, limited liability company, partnership or corporation which is now or which shall hereafter become a Member, or
     (b)  the occurrence of any of the following events:
          (1) If any Member shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent or shall file any petition or answer seeking any reorganization, dissolution or similar relief for itself under the present or any future federal bankruptcy act or any other present or future applicable federal, state, or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator, or liquidator of said Member or of all or any substantial part of its properties or its interest in the Company (the term
               "acquiesce" includes, but is not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within ten (10) days after the appointment); or
          (2) If a court of competent jurisdiction shall enter an order, judgment or decree approving a petition against any Member seeking any reorganization, arrangement, composition, readjustment, liqui-dation, dissolution or similar relief under the present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, and said Member shall acquiesce in the entry of such order, judgment or decree (the term "acquiesce" includes, but is not limited to, the failure to file a petition or motion to vacate or discharge such order, judgment or decree within ten (10) days after the entry of the order, judgment or decree), or such other judgment or decree shall remain unvacated and unstayed against any Member
               (including its affiliates) for an aggregate of thirty (30) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Member or all or any substantial part of its property or its interest in the Company shall be appointed without the consent or acquiescence of said Member and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or
          (3) Any Member shall admit in writing its inability to pay its debts as they mature; or,
          (4) Any Member shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; or,
          (5) Except as authorized in Section 7.03(b), any Member shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.
     The Company will be terminated by the occurrence of an Event of Dissolution unless within 90 days the remaining Members agree to continue the Company.
Section 6.03. Termination for Default.
     (a) If any Member fails to perform any of its respective obligations hereunder, the other Members ("Non-Defaulting Parties") shall have the right to give such party ("Defaulting Party") a notice of default ("Notice of Default"). The Notice of Default shall set forth the nature of the obligation which the Defaulting Party has not performed. For purposes of this Section 6.03, "default" shall include actions taken by a Party which are prohibited by this agreement.
     (b) If, within the thirty (30) day period following receipt of the Notice of Default, the Defaulting Party in good faith commences to perform such obligation and cure such default and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures such default within a reasonable time, it shall be deemed that the Notice of Default was not given and the Defaulting Party shall lose no rights hereunder. If, within such thirty (30) day period, the Defaulting Party does not commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing thereof, the Non-Defaulting Parties hereunder shall have the right to terminate this Company by giving the Defaulting Party written notice thereof. If the Company is so terminated, the Defaulting Party shall be deemed to be the "Withdrawing Party".
     (c) The foregoing provisions of this Section 6.03 shall not apply to any default with respect to the payment of any sums of money by or to any Member, which sums of money, except as otherwise provided herein, shall be paid within fifteen (15) days after receipt of a Notice of Default with respect thereto. If such sums are not so paid within a fifteen (15) day period, the Non-Defaulting parties shall have the right to terminate this Company by giving the Defaulting Party and the other Member's written notice thereof, whereupon the Defaulting Party shall be deemed the "Withdrawing Party".
Section 6.04. Remedies of Non-Defaulting Parties.
     (a) In the event of the occurrence of any event described in Sections 6.02 and 6.03 hereof, the Non-Defaulting Parties may purchase, in proportion to their capital account, the entire undivided ownership interest in the Company of the Defaulting Party at a price based on the value of the Company at the time of the default, as determined by a certified appraiser reasonably qualified by education, experience and training as to the valuation of pipeline companies. The certified appraiser having such qualifications shall be mutually agreed upon by the Non-Defaulting Parties and the Defaulting Party, and, in the absence of mutual agreement, any of said parties may, upon reasonable notice to others, apply to the person who is then Chief Judge of the United States District Court for the Southern District of Texas for the appointment of a certified appraiser having such qualifications. An encumbrance or assignment affecting the membership interest of the Defaulting Party shall be considered in determining the price under this provision.
     (b)  The rights of the Non-Defaulting Parties under this
          Article VI shall not be the exclusive remedies of the Non-Defaulting Parties but shall be in addition to all other rights and remedies available to the Non-Defaulting Parties under this Agreement at law, in equity or otherwise.
Section 6.05. Company Liquidation Procedures.
     (a) Contemporaneously with the closing of the purchase pursuant to Section 6.04 hereof, the remaining Members may elect to liquidate the Company. Otherwise, all Members' consent is required to liquidate the Company.
          In either event, the Company shall thereafter immediately discharge the obligations and pay the indebtedness of the Company, which obligations and indebtedness may be discharged by assumption by one of the Members, and shall distribute the balance, if any, of the assets of the Company, to the Member that purchases the interest of the other Members in and to the Company. After the foregoing has been accomplished, it shall be deemed that the Company has been liquidated and this Agreement shall terminate and none of the Members shall have any further rights or obligations hereunder.
     (b) During the period beginning with termination of the Company pursuant hereto and ending with the liquidation thereof and termination of this Agreement, the business affairs of the Company shall be conducted by the Non-Defaulting Parties if such termination occurs pursuant to
          Section 6.02 or 6.03 hereof. During such period, the business and affairs of the Company shall be conducted so as to preserve the assets of the Company and maintain the status thereof which existed immediately prior to such termination.
     (c) If, at the time of the purchase by one party of the interest in the Company of another party, such interest is subject to an encumbrance, the purchasing party shall have the right, but not obligation, to discharge such encumbrance and reduce the amount of the purchase price by the amount of money required to discharge such encumbrance (but never more than the total amount of indebtedness secured by such encumbrance).
                           ARTICLE VII
            TRANSFER OR PLEDGE OF INTEREST IN COMPANY
Section 7.01. Restriction on Transfer.
     Except as expressly permitted by this Agreement, no Member shall have the right to sell, assign, transfer or hypothecate all or any part of its interest in the Company without the prior written consent of all the other Members.
Section 7.02. Sale of Joint Venture Interest.
     (a) If any Member receives from an unaffiliated and unrelated third party (the "Offeror") a bona fide written offer (the "Offer") to purchase all or a part of its interest in the Company which the Member receiving the Offer is willing to accept (the "Selling Member"), the Selling Member shall submit a copy thereof to the other Members. The other Members shall have the right of first refusal to purchase such interest on the same terms and conditions by furnishing the Selling Member with written notice to that effect within fifteen (15) days of such other Member's receipt of the terms of the Offer. If this right is not exercised, or if the exercising Members cannot purchase all of such interest of the Selling Member, the Selling Member can transfer such interest to the Offeror on the terms and conditions stated in the Offer; provided, however, the Offeror agrees to be bound by the terms and conditions hereof. If for any reason, the Selling Member does not sell such interest in accordance with the terms and conditions provided in the offer, such interest shall again be subject to the terms hereof. The successor(s) in interest of any Selling Member hereby shall only succeed to those rights of such Member hereunder, including the revenue and cost sharing provisions hereof.
     (b) In the event of a dispute or difference in opinion concerning operation, disposition, expansion or utiliza-tion of any one or more of the Systems between the Members, any Member may submit to any or all of the other Members a written buy-sell proposal setting forth the purchase price and the terms and conditions on which the initiating Member offers to acquire the entire interest of the non-initiating Member(s) in any one or more of the Systems as to which there is such a dispute or difference of opinion. Additionally, any Member, with or without a dispute or difference in opinion concerning any matter pertaining to the Company, may submit to any or all of the other Members a buy-sell proposal setting forth the terms and conditions on which the initiating Member offers to acquire the entire interest of the non-initiating Member(s) in the Company. Upon receipt of written notice of a buy-sell offer concerning a System or Systems, or concerning the Company, the non-initiating Member(s) shall have the exclusive right and option, exercisable at any time during a period of fifteen (15) days from the date of receipt of said notice if concerning a System or Systems, and exercisable at any time during a period of sixty (60) days of the receipt of said notice if concerning the Company, to either (i) sell the entire interest covered by the offer in question at the purchase price and on the terms and conditions as set out in the notice from the initiating Member, or (ii) purchase the initiating Member's entire interest on the same terms and conditions, except that the purchase price will be adjusted to take into account such Member's percentage ownership in the Company. Within said fifteen
          (15) day period or sixty (60) day period, as applicable, the non-initiating Member(s) shall give written notification to the initiating Member of his or its desire to either sell his or its interest or purchase the initiating Member's interest. If any non-initiating Member does not respond in writing to the initiating Member within such aforementioned applicable time period, such non-initiating Member shall be deemed to have elected to sell his or its entire interest covered by the offer in question to the initiating Member. The sale and purchase shall close not less than thirty (30) days after the expiration of such aforementioned applicable time period. The initiating Member shall disclose to the non-initiating Members any and all material information known by it which is relevant to the subject of the buy-sell offer, so that an informed decision can be made by the non-initiating Members.
Section 7.03. Permitted Transfers by Members.
     Provided that such does not result in the termination of the Company for federal income tax purposes, nothing contained in this Agreement shall prevent:
     (a) The transfer by any Member of all of its right, title and interest in the Company (including indebtedness thereof) and in this Agreement if all of such right, title and interest is transferred to another corporation or limited liability company, which is an affiliate of the transferor pursuant to:
          (i)  a statutory merger or consolidation, or
          (ii) a sale of all or substantially all of the assets of the transferrer provided that such affiliate assumes by operation of law or express agreement with the Company (in form and substance satisfactory to the Members) all of the obligations of the transferrer under this Agreement and that no transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the Member are assumed by the successor corporation by operation of law) shall relieve the transferrer of its obligations under the Agreement without the unanimous approval of the Members. Upon such transfer such affiliate shall be admitted as a Member in substitution of the Member which was the transferrer.
     (b) An assignment, pledge or other transfer creating a security interest (and any transfer made in foreclosure or other enforcement of such security interest) in all or any portion of a Member's right, title or interest in the profits of the Company or in any indebtedness of the Company under any mortgage, indenture, deed of trust, pledge or other security agreement executed by or binding upon such Member.
Section 7.04. Effect of Permitted Transfers.
     No assignment, pledge or other transfer pursuant to Section
7.02 hereof shall give rise to the right in any Member to dissolve the Company.
Section 7.05. Prohibition of Withdrawals.
     No Member shall have the right to withdraw from the Company during the term of this Agreement except as otherwise expressly provided in this Agreement.
Section 7.06. Effect of Prohibited Transfers.
     Any transfer of an interest in the Company by a Member in violation of the terms of this Agreement shall not cause a dissolution of the Company but shall result in the forfeiture of such Member's right to participate in the management of the Company; provided, however, that nothing herein shall be deemed to limit any right or remedies that the Company or the other Member may have against such defaulting Member.
Section 7.07. Public Utility Holding Company.
     No Member shall do any act to cause the Company to become subject to the provisions of the Public Utility Holding Company Act.
                          ARTICLE VIII
                VOLUNTARY DISSOLUTION OF Company
Section 8.01.  Voluntary Dissolution.
     The Company may be dissolved at any time upon the unanimous vote of the Members.
Section 8.02.  Accounting on Dissolution.
     The Capital, Income and Drawing Accounts shall be posted as of the date of dissolution. Assets and liabilities shall be taken at book value, but no value shall be assigned to good will or the Company name.
Section 8.03.  Winding Up and Liquidation.
     Upon dissolution, the venture shall be wound up and liquidated as rapidly as business circumstances permit. The assets shall be applied to these purposes in the following order:
     (a) To pay or to provide for all amounts owing by such Company to creditors other than Company, and for expenses of winding up;
     (b) To pay or to provide for all amounts owing by such Company other than for capital and profits;
     (c) To pay or to provide for all amounts owing by such Company in respect of capital; and
     (d) To pay or to provide for all amounts owing to the Company in respect of profits.
Section 8.04.  Method of Distribution of Assets.
     To the extent feasible, all distributions and liquidations shall be made pro rata to the Members in kind.
                           ARTICLE IX
                        AREA OF INTEREST
     No Member (nor any principal of and/or affiliate of any Member) shall construct, purchase or otherwise acquire any pipeline or gathering system and/or related facilities, or an interest therein, or a contract right to acquire or develop a natural gas pipeline or gathering system or related facilities or an interest therein, or purchase or transport gas (but any party shall have right to purchase oil and gas leasehold or fee interests for their own account) (all of which pipeline or gathering system and related facilities, or interest or rights relating thereto, or rights to purchase gas or transport gas, are hereinafter referred to as "Interest") within a radius of five (5) miles of any pipeline, gathering or related facilities then owned by the Company without presenting same to the Company for the Company's consideration as to whether or not to propose the acquisition of the Interest. If no proposal is made for the Company to acquire such Interest, or if such proposal is made but the Members do not unanimously agree to acquire such Interest within fifteen (15) days after the proposal or having unanimously agreed such interest is for any reason not acquired by the Company within a reasonable period of time, not to exceed sixty (60) days, then the party holding rights to such Interest may acquire same for its own account free and clear of the terms and provisions of this Agreement. The foregoing provisions of this Article IX are not applicable to the Olmitos Pipeline System, Webb County, Texas, and the Fitzsimmons Pipeline System, Duval County, Texas (both of which are currently owned by an affiliate of Midcoast Energy Resources, Inc.), nor shall such provisions be applicable to any marketing or brokerage transaction by any Member pertaining to any pipeline system owned by a third party. At such time as a Member (or any principal of and/or affiliate of such Member) no longer owns an interest in the Company such Member (and any principal of and/or affiliate of such Member) shall be deemed released from the provisions of this Article IX. Under no circumstances shall it be deemed a conflict of interest or in any way violative of this Agreement for any Member (or any principal of and/or affiliate of any Member) to construct, purchase or otherwise acquire any pipeline or gathering system and/or related facilities, or an interest therein, or a contract right to acquire or develop a natural gas pipeline or gathering system or related facilities or any interest therein, or purchase or transport gas outside a radius of five (5) miles of any pipeline, gathering or related facilities then owned by the Company, with or without notice to or an opportunity for the Members or the Company to participate therein.
                            ARTICLE X
                             GENERAL
Section 10.01.  Notices.
     (a) Except as provided otherwise herein, all notices, demands, requests, consents or approvals provided for or permitted to be given pursuant to this Agreement must be in writing. Meetings by telephone, pursuant to Section
          3.02 hereof, shall be with one or more of the Designated Representatives of each Member listed below. All notices authorized or required between the Members, and required by any of the provisions of this Agreement, unless otherwise specifically provided, shall be given in writing by United States mail, postage prepaid, and addressed to the party to whom directed at his or its address set forth herein, or by facsimile transmission to the party to whom directed at his or its fax number set forth herein, or by personal delivery. Any notice may be given by telephone (confirmed by letter, telex, or telegram). The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the notice is received. Each Member shall have the right to change its address and fax number at any time, and from time to time, by giving written notice hereof to all other Members. The address, phone number and fax number of the Members and of the Designated Representatives for each of the Members is as follows:

Members                            Designated Representatives

Midcoast Holdings No. One.,Inc.         Dan C. Tutcher
Suite 2950, 1100 Louisiana              Suite 2950, 1100 Louisiana
Houston, Texas 77002                    Houston, Texas 77002
Phone: (713) 650-8900                   Phone (713) 650-8900
Fax: (713) 650-3232                     Fax: (713) 650-3232

P. O. Box 1980                Stevens G. Herbst & K.B. Holmes, Jr.
Corpus Christi, Texas         P. O. Box 1980
Phone: (512) 882-8407         Corpus Christi, Texas 78403
Fax: (512) 882-9210           Phone: (512) 882-8407
                              Fax: (512) 882-9210

Resource Energy Development   Leon Bray, Chester Cloudt &
     Company, LLC              Terry Nixon
952 Echo Lane, Suite 130      952 Echo Lane, Suite 130
Houston, Texas 77024          Houston, Texas 77024
Phone: (713) 827-8983         Phone: (713) 827-8983
Fax: (713) 827-8978           Fax: (713) 827-8978

     (b) No transferee of any interest of any Member shall be entitled to receive a notice independent of the notice sent to the Member making such transfer. A notice sent or made to a Member shall be deemed to have been sent and made to all transferrees, if any, of such Member.
     (c) All payments to be made pursuant hereto to any Member shall be made at the address set forth above for such Member or at such other address as may be designated by a Member upon written notice. All such payments shall be effective upon receipt.
Section 10.02.  Governing Laws.
     This Agreement and the obligations of the Members hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Texas, excluding any conflict-of-law rules or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Articles of Organization, or (b) any mandatory provision of the Texas Limited Liability Company Act, the application provision of the Articles of Organization or the Texas Limited Liability Company Act shall control. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby and that provisions shall be enforced to the greatest extent permitted by law.
Section 10.03.  Entire Agreement.
     This Agreement contains the entire agreement between the parties hereto relative to the formation of a Company to acquire, own, expand, improve, operate and maintain the Systems. No variations, modifications, or changes herein or hereof shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of all parties.
Section 10.04.  Waiver.
     No consent or waiver, expressed or implied, by a Member to or of any breach or default by the other in the performance by the other of its obligations hereunder, shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such Member hereunder. Failure on the part of any Member to complain of any act of any of the other Members in default, irrespective of how long such failure continues, shall not constitute a waiver of its rights hereunder.
Section 10.05.  Headings.
     The headings used in this Agreement are for convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.
Section 10.06.  Counterparts.
     This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall be deemed to constitute one instrument.
Section 10.07.  Binding Agreement.
     Subject to the restrictions on transfer and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective heirs, executors, legal representatives, su
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